UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

June 26, 2007             (June 21, 2007)

Date of report     (Date of earliest event reported)

Hexcel Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	1-8472	94-1109521
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Two Stamford Plaza
281 Tresser Boulevard
Stamford, Connecticut 06901-3238
(Address of Principal Executive Offices and Zip Code)

(203) 969-0666

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written Communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01                               Entry into a Material Definitive Agreement

On June 21, 2007, Hexcel Corporation entered into an agreement for the sale of the remaining assets of its U.S. Electronics, Ballistics and General Industrial reinforcement product lines (“EBGI”) to JPS Industries Inc.   The agreement provides for an initial cash purchase price of $62.5 million, plus up to $12.5 million of additional payments dependent upon future sales of the Ballistics product line.  The additional payments will be earned on Ballistics sales in excess of $70 million per year during the three year period following completion of the sale. Ballistics sales for the twelve month period ended May 31, 2007 were $96 million.  The sale is expected to close in the third quarter of 2007.  The closing of the sale is subject to customary closing conditions, including the expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and JPS having completed its financing for the acquisition.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

2.1	Asset Purchase Agreement, dated as of June 21, 2007 by and among JPS Industries, Inc., Hexcel Corporation and Hexcel Reinforcements Corp.

99.1	Press Release issued by Hexcel Corporation on June 21, 2007.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEXCEL CORPORATION

June 26, 2007	/s/ IRA J. KRAKOWER
Ira J. Krakower
Senior Vice President

Exhibit Index

Exhibit No.	Description

2.1	Asset Purchase Agreement, dated as of June 21, 2007 by and among JPS Industries, Inc., Hexcel Corporation and Hexcel Reinforcements Corp.

99.1	Press Release issued by Hexcel Corporation on June 21, 2007.